Change in Auditors
On November 17  2009  the Audit Committee of the Board of
Trustees of Stewart Capital Mid Cap Fund  the  Fund   accepted
the resignation of PricewaterhouseCoopers LLP PWC as independent accountant for the Fund. Upon the recommendation of the Audit Committee on November 17
2009 the Board of Trustees of the Fund selected Briggs Bunting & Dougherty LLP BBD as the independent registered public accounting firm to audit the books and records of the Fund for its fiscal year ended December 31 2009. PWC s report on the financial statements of the Fund for the past two years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty audit scope or accounting principles. During the period PWC was engaged there were no disagreements with PWC on any matter of accounting principles or practices financial statement disclosure or auditing scope or procedure which if not resolved to PWC s satisfaction would have caused it to make reference to that matter in connection with its report.